FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC Commercial Trust Announces Third Quarter and Year-To-Date Results
PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	November 8, 2006
PMC Commercial Trust (AMEX: PCC) announced third quarter and year-to-date results today.
Third Quarter Results
Income from continuing operations increased to $3,945,000 ($0.37 per share) during the three months ended September 30, 2006 from $1,442,000 ($0.14 per share) during the three months ended September 30, 2005. For the three months ended September 30, 2006, net income was $3,976,000, or $0.37 per share, compared to $2,004,000, or $0.19 per share, for the three months ended September 30, 2005.
Our income from continuing operations increased by $2,503,000 during the three months ended September 30, 2006 primarily as a result of (1) an increase in interest income of $1,088,000 due primarily to increases in variable interest rates; (2) an increase in other income of $583,000 due primarily to increased prepayment fees; (3) a decrease in losses of $536,000; and (4) a gain from early extinguishment of debt of $563,000 resulting from the repayment of approximately $7.3 million of debentures with unamortized premiums.
Our discontinued operations decreased by approximately $531,000 to $31,000 during the three months ended September 30, 2006 from $562,000 ($0.05 per share) during the three months ended September 30, 2005. Significant changes between these periods were net gains on property sales decreased by $1,033,000 partially offset by increased net earnings from our hotel properties of $367,000.
Revenues increased by $2.0 million from $6.3 million during the three months ended September 30, 2005 to $8.3 million during the three months ended September 30, 2006. The increase resulted from (1) increased interest income (approximately $1.1 million) due primarily to increases in variable interest rates, (2) the addition of hotel property revenues (approximately $0.6 million) resulting from the operations of our three properties held for use which commenced in mid-January 2006 and (3) increased other income (approximately $0.6 million) resulting primarily from an increase in prepayment fees.
Expenses remained constant at $4.6 million during the third quarters of 2005 and 2006. We had $0.5 million of hotel property expenses resulting from the operations of our three properties held for use that commenced in mid-January 2006 offset by a decrease in losses of $0.5 million.
Year-to-Date Results
Income from continuing operations increased to $10,659,000 ($0.99 per share) during the nine months ended September 30, 2006 from $6,486,000 ($0.59 per share) during the nine months ended September 30, 2005. For the nine months ended September 30, 2006, net income was $12,667,000, or $1.18 per share, compared to $8,353,000, or $0.76 per share, for the nine months ended September 30, 2005.
Our income from continuing operations increased by $4,173,000 during the nine months ended September 30, 2006 primarily as a result of: (1) an increase in interest income of $3,387,000 due primarily to increases in variable interest rates; (2) an increase in other income of $573,000 due primarily to increased prepayment fees; and (3) a gain from early extinguishment of debt of $563,000 resulting from the repayment of approximately $7.3 million of debentures with unamortized premiums; partially offset by an increase in interest expense of $814,000 due primarily to an increase in variable interest rates.

PMC COMMERCIAL TRUST — Page 2	Earnings Press Release	November 8, 2006

Our discontinued operations increased by $141,000 to $2,008,000 ($0.19 per share) during the nine months ended September 30, 2006 from $1,867,000 ($0.17 per share) during the nine months ended September 30, 2005. Significant changes between these periods were impairment losses that decreased by $1,460,000 partially offset by decreased net earnings from our hotel properties of $1,191,000.
Revenues increased by $5.3 million from $18.5 million during the nine months ended September 30, 2005 to $23.8 million during the nine months ended September 30, 2006. The increase resulted from (1) increased interest income (approximately $3.4 million) due primarily to increases in variable interest rates, (2) the addition of hotel property revenues (approximately $1.7 million) resulting from the operations of our three properties held for use which commenced in mid-January 2006 and (3) increased other income (approximately $0.6 million) resulting primarily from an increase in prepayment fees. These increases were partially offset by a reduction in lease income of approximately $0.7 million.
Expenses increased by $1.5 million from $11.5 million during the nine months ended September 30, 2005 to $13.0 million during the nine months ended September 30, 2006. This increase was primarily due to increased interest expense of approximately $0.8 million resulting from increases in variable interest rates and approximately $1.3 million of hotel property expenses resulting from the operations of our three properties held for use that commenced in mid-January 2006. These increases were partially offset by a decrease in losses of approximately $0.4 million.
Our third quarter and year-to-date earnings during 2006 have been positively impacted by increases in variable rates and comparable period increases in our weighted average portfolio outstanding when comparing the third quarter and nine months of 2006 to the corresponding periods in 2005. As a result of the decline in our outstanding loan portfolio ($144.3 million at September 30, 2006 compared to $157.6 million at December 31, 2005), we anticipate that these comparable period increases may not occur during 2007 and interest income may be negatively impacted.
Dr. Andrew S. Rosemore, Chairman of the Board, stated, “While we are pleased with the revenue and net income performance during the three and nine month periods ended September 30, 2006, we are faced with challenges to maintain and grow our portfolio. The effect of the yield curve combined with increased competition has resulted in many of our loans being prepaid during the last nine months without an increase in loan volume. We anticipate a return to more normal levels of origination volume during the fourth quarter with a reduction in the interest rates that we charge for these new loans. We are evaluating opportunities for real estate ownership and further expansion of our existing lending programs. These initiatives will include renewed emphasis on our SBA 7(a) Program lending since we have recently received national preferred lender status.”
The following tables contain comparative selected financial data as of September 30, 2006 and December 31, 2005 and for the three and nine months ended September 30, 2006 and 2005:
FINANCIAL POSITION INFORMATION
(In thousands)

	September 30,	December 31,	Increase
	2006	2005	(Decrease) %
Loans receivable, net	$144,301	$157,574	(8%)
Retained interests in transferred assets	$57,715	$62,991	(8%)
Real estate investments	$4,454	$23,550	(81%)
Total assets	$218,995	$259,192	(16%)
Debt	$47,758	$87,615	(45%)
Total beneficiaries’ equity	$159,306	$157,017	1%
Shares outstanding	10,751	10,766	—

PMC COMMERCIAL TRUST — Page 3	Earnings Press Release	November 8, 2006

RESULTS OF OPERATIONS
(Dollars in thousands, except per share information)

	Nine Months Ended September 30,			Three Months Ended September 30,
	2006	2005	Inc (Dec) %	2006	2005	Inc (Dec) %
Income:
Interest income	$11,588	$8,201	41%	$3,977	$2,889	38%
Lease income	58	769	(92%)	—	180	(100%)
Income from retained interests in transferred assets	7,319	6,953	5%	2,384	2,527	(6%)
Hotel property revenues	1,653	—	N/A	639	—	N/A
Other income	3,170	2,597	22%	1,324	741	79%

Total income	23,788	18,520	28%	8,324	6,337	31%

Expenses:
Interest	4,197	3,383	24%	1,303	1,190	9%
Depreciation	177	221	(20%)	58	59	(2%)
Salaries and related benefits	3,437	3,356	2%	1,164	1,127	3%
General and administrative	1,976	2,200	(10%)	746	919	(19%)
Hotel property expenses	1,319	—	N/A	526	—	N/A
Impairments and provisions	1,890	2,299	(18%)	828	1,364	(39%)

Total expenses	12,996	11,459	13%	4,625	4,659	(1%)

Gain on early extinguishment of debt	563	—	N/A	563	—	N/A

Income before income tax provision, minority interest, and discontinued operations	11,355	7,061	61%	4,262	1,678	154%

Income tax provision	(629)	(508)	24%	(295)	(214)	38%
Minority interest (preferred stock dividend of subsidiary)	(67)	(67)	—	(22)	(22)	—

Income from continuing operations	10,659	6,486	64%	3,945	1,442	174%

Discontinued operations	2,008	1,867	8%	31	562	(94%)

Net income	$12,667	$8,353	52%	$3,976	$2,004	98%

Basic weighted average shares outstanding	10,747	10,886		10,751	10,894

Basic and diluted earnings per share:
Income from continuing operations	$0.99	$0.59	68%	$0.37	$0.14	164%
Discontinued operations	0.19	0.17	12%	—	0.05	(100%)

Net income	$1.18	$0.76	55%	$0.37	$0.19	95%

PMC COMMERCIAL TRUST — Page 4	Earnings Press Release	November 8, 2006

REAL ESTATE INVESTMENT TRUST (“REIT”) TAXABLE INCOME
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(In thousands)
Net income	$12,667	$8,353	$3,976	$2,004
Less: taxable REIT subsidiaries net income, net of tax	(1,236)	(1,158)	(615)	(699)
Add: book depreciation	186	1,166	58	300
Less: tax depreciation	(429)	(1,175)	(70)	(455)
Book/tax difference on property sales	561	37	(4)	(254)
Book/tax difference on lease income	—	(11)	—	1,083
Book/tax difference on retained interests in transferred assets, net	1,499	1,616	550	67
Impairment losses	43	1,989	—	135
Provision for loss on rent and related receivables	925	—	500	—
Book/tax difference on amortization and accretion	(586)	(164)	(497)	(55)
Asset valuation	(891)	291	(5)	54
Other book/tax differences, net	(217)	(42)	(55)	49

REIT taxable income	$12,522	$10,902	$3,838	$2,229

Common distributions declared	$9,674	$10,340	$3,225	$3,264

Weighted average common shares outstanding	10,747	10,886	10,751	10,894

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.